Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Pacific Energy Management LLC
     of Pacific Energy Partners, L.P.:
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-126447), Form S-4 (Nos. 333-135712 and 333-136925) and on Form S-8 (Nos. 333-91141, 333-54118, 333-74920, and 333-122806) of Plains All American Pipeline, L.P. of our report dated March 10, 2006, with respect to the consolidated balance sheets of Pacific Energy Partners, L.P. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, partners’ capital, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the current report on Form 8-K of Plains All American Pipeline, L.P. dated November 20, 2006.
/s/ KPMG LLP
Los Angeles, California
November 15, 2006